Exhibit 99.1

NEWS RELEASE

December 18, 2000

For more information contact
Kay Love, Dir., I.R. 405-419-4919

Advantage Marketing Systems Ends Negotiations for Acquisition of
Universal Nutrition Corporation and Affiliates

OKLAHOMA CITY, OK - Advantage Marketing Systems, Inc. ("AMS") (AMM - AMEX) Chairman and CEO, John W. Hail, announced today that after detailed review of the intended acquisition of Universal Nutrition Corporation ("UNC") the two companies were unable to reach a mutually agreeable definitive agreement and the acquisition plans for the firm and their 3 affiliate companies have been cancelled.

Mr. Hail stated that as of December 8, 2000, UNC acquisition plans have been cancelled and acquirement of the Atlanta, Georgia, based firm will not take place. UNC, a privately held company, develops proprietary health, diet and beauty products sold via direct mail, infomercials, and the Internet.

AMS currently has a product line of more than 100 natural nutritional supplements, weight management products, skin and hair care products and cosmetics based on herbal-based proprietary product formulations. Last month AMS introduced a new weight management dietary supplement, Kelp Enhanced, a thyroid-enhancing formula that complements their top-selling product, AM 300, a natural herbal energizer and weight management supplement. The Company's products are distributed by more than 80,000 independent distributors.

For more information, visit the Company's web site at www.amsonline.com.

AMS is listed on the American Stock Exchange under the trading symbol AMM.


Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.